                                                Exhibit 10(s)-7
                        1994 CEO Incentive Stock Plan

The CEO of WWP will be granted 2000 shares of WWP stock for each five cents of increased corporate earnings starting at $1.38 and going up to and including $1.63 in earnings. When the corporate earnings reach $1.65, additional 22,000 shares of WWP stock will be granted.

Earnings must be expected to continue (e.g. a one time sale, such as WIDCo, would be excluded). If earnings go up one year, down the next, and up again the next year, additional shares will not be granted. Each 5-cent increment may only be rewarded the first time it is achieved.

This incentive is for the current CEO only and may be modified by Board of Directors as deemed necessary and appropriate.

                        Corporate               Shares
                        Earnings                Granted

                Met '93 $1.38                   2,000   Stock Split '93
                Met '93 $1.43                   2,000
                        $1.48                   2,000
                        $1.53                   2,000
                        $1.58                   2,000
                        $1.63                   2,000

                        $1.65                  22,000

        Maximum Opportunity             34,000 shares of stock

Example:        If earnings reach $1.48 in 1994, the reward would be 2,000 shares.

                If earnings reach $1.65 in 1995, the reward would be 30,000 shares.